Exhibit 10(d)

TASTY BAKING COMPANY

SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

Plan effective date: February 26, 2007

TASTY BAKING COMPANY
SEVERANCE PAY PLAN
AND SUMMARY PLAN DESCRIPTION

1.	INTRODUCTION

The Tasty Baking Company Severance Pay Plan (“the Plan”) has been adopted to provide severance pay to certain employees of Tasty Baking Company and Tasty Baking Oxford, Inc. (collectively, the “Company”) whose employment is involuntarily terminated without cause. This document is both the Plan and the Summary Plan Description and it sets forth the official terms of the Plan.

2.	ELIGIBILITY

(a)	In General

In general, full-time employees are eligible for benefits under the Plan if: (i) they have been employed continuously by the Company for more than ninety (90) days; (ii) they are contemporaneously designated in the Company’s records as full-time, regular, employees; and (iii) they suffer an involuntary termination of employment on or after February 26, 2007, as a result of a reduction in force, the closure or reorganization of a facility or operation, or a job elimination. As provided in Section 2(c) below, employees who are terminated for Cause (as defined in Section 2(c)(iv) below) are among those persons who are not eligible for benefits under the Plan.

(b)	Persons Not Covered

The Plan does not cover: (i) individuals who are not employees of the Company, whether or not such persons are employees of any Related Organization (as defined below); (ii) temporary or seasonal employees of the Company; (iii) individuals who work for the Company as leased employees, independent contractors or agents (or are classified as such by the Company, whether or not such classification is upheld upon governmental or judicial review); (iv) individuals who are paid by any third party employer, such as an employment agency or temporary staffing firm; (v) employees who are covered by any other written severance plan or employment agreement with the Company that provides for severance benefits; or (vi) employees who are informed at the start of their employment that they will not be eligible for benefits under the Plan.

As used in the Plan, the term “Related Organization” means the Company’s parent, any subsidiary of the Company’s parent other than the Company and related corporations and their predecessors and successors.

(c)	Other Conditions For Eligibility

(i)	An employee shall not be eligible for benefits under the Plan if, before the employee’s date or scheduled date of termination from employment:

(A)	the employee accepts an offer of continued employment with the Company or any Related Organization;

(B)	the employee is transferred to, or rejects an offer of, continued full-time with the Company or any Related Organization; or

(C)
the employee accepts or rejects an offer of continued full-time employment with the new ownership of the Company, the new ownership of any or all of the Company’s assets, or with any company controlled by such new ownership.

(ii)
An employee shall not be eligible for benefits under the Plan unless the employee remains employed by the Company until the final day of employment specified by the Company. An employee who leaves employment before such date, regardless of the reason, shall be deemed to have voluntarily resigned and shall be ineligible for benefits under the Plan.

.
(iii)
An employee shall not be eligible for benefits under the Plan unless the employee maintains fully satisfactory work performance until the final day of employment specified by the Company, including the employee’s faithful performance of any remaining obligations to the Company such as conscientious transitioning of the employee’s duties, reimbursement to the Company for any cash advances or debit balances, and the return of all Company property, including, but not limited to, any computers, PDAs, cell phones, tools, keys or manuals.

(iv)
An employee shall not be eligible for benefits under the Plan if the employee is discharged for Cause. For purposes of this Plan, the term “Cause” means: (A) any willful neglect of, or refusal to perform, the employee’s duties or responsibilities with respect to the Company, insubordination, dishonesty, misconduct, gross negligence or willful malfeasance by the employee in the performance of the employee’s duties and responsibilities, or the willful taking of actions which materially impair the employee’s ability to perform his/her duties and responsibilities, or any serious violation of Company rules or regulations; (B) the violation of any local, state or federal criminal statute, including, without limitation, an act of dishonesty such as embezzlement, theft or larceny, if the violation either relates to the Company or could have an adverse effect on the Company or its reputation; (C) intentional provision of services in competition with the Company, or intentional disclosure to a competitor of the Company of any confidential or proprietary information of the Company or any Related Organization or client; (D) any violation of the Company’s code of conduct, code of ethics or any similar code; or (E) any conduct by the employee similar to that referenced in Section 2(a)(iv)(A)-(D) above with respect to which the Company determines in its sole discretion that the employee’s employment has ended under circumstances such that the payment of benefits under the Plan would not be in the Company’s best interest. This definition of Cause shall be used only for the purposes of administering and determining eligibility under this Plan. This Plan provision shall not be construed as implying that employees may only be terminated for Cause. Rather, employees are generally employed “at will” and may be terminated at any time for any reason, with or without cause or notice. The Company, in its sole discretion, shall determine whether an employee has been terminated for Cause.

(d)	Changed Decisions

The Company reserves the right to rescind or reschedule any scheduled termination from employment on or before the actual date of termination. In such cases, the affected employee will not be eligible for severance benefits under the Plan based on the termination date that has been rescinded or rescheduled.

(e)	Eligibility Determination

The Plan Administrator, in the Plan Administrator’s sole discretion, shall determine whether an employee is eligible  for severance benefits under the Plan.

3.	SEVERANCE BENEFITS

As used in the Plan, “Eligible Employee” means a person meeting the eligibility requirements set forth in Section 2 above.

(a)	General Release

Eligible Employees who wish to receive a severance pay benefit (“Severance Pay”) will be required to sign a Confidential Separation Agreement and General Release (“Release”) which covers, among other things, all claims against the Company and any Related Organization. A Copy of the Release in use at the time that this Plan document was printed is attached as Exhibit “A” to the Plan. However, the Release may be revised at any time. An Eligible Employee will be given the applicable Release before, or within a reasonable period of time after, the date of the termination from employment. The Eligible Employee will then need to sign and return the Release within the applicable time period set forth in the Release, and the Release will need to become effective in accordance with its terms.

(b)	Amount of Severance Pay

Severance Pay calculations are based on a five (5) day work week. As indicated in the chart below, Severance Pay includes two (2) separate components. The first component consists of two (2) days of pay for each Year of Service to the Company. The second component consists of one (1) week of pay for each $12,500 of annual Base Compensation. As used in the Plan, the term “Base Compensation” does not include such things as: bonuses of any sort, overtime compensation, variable compensation or other incentive pay, shift premiums or differentials, compensation associated with employee stock options, reimbursements, sales commissions, expense allowances or any deferred compensation arrangement.

Notwithstanding anything in the Plan to the contrary, the minimum amount of Severance Pay for an Eligible Employee under the Plan will be one (1) week and the maximum amount of Severance Pay for an Eligible Employee under the Plan will be fifty-two (52) weeks. For salaried employees, the weekly Severance Pay amount will generally be calculated by dividing the Eligible Employee’s annual Base Compensation on the actual date of termination by fifty-two (52). For hourly employees, the weekly Severance Pay amount will generally be calculated by multiplying the Eligible Employee’s regular hourly rate, not including any shift premiums or differentials, by forty (40).

As used in the Plan, a “Year of Service” means a period of twelve (12) consecutive months of active, full-time employment with the Company or any Related Organization. This measurement will generally be based on the period from the Eligible Employee’s most recent start date of active, full-time employment to the date of termination from employment. Eligible Employees will be given credit, on a prorata basis, for a partial Year of Service in full-time employment. An Eligible Employee who has received a severance payment in connection with any prior service to the Company or any Related Organization will not have such service counted for severance purposes under this Plan.

(c)	Examples of Severance Benefits

Example A:

Eligible Employee A’s full-time employment with the Company began on January 1, 1999 and continued until it was terminated on December 31, 2004. On the date of termination, Eligible Employee A’s annual Base Compensation was $30,000.

Years of Service component - Eligible Employee A will be offered 10 days (i.e., 2 weeks) of severance pay for having completed five (5) Years of Service. Base Compensation component - Eligible Employee A will also be offered an additional 2.4 weeks of severance pay because Eligible Employee A had annual Base Compensation of $30,000. Thus, Eligible Employee A would be offered 4.4 weeks of severance pay.

Example B:

Eligible Employee B’s full-time employment with the Company began on July 1, 1980 and continued until it was terminated on June 30, 2005. On the date of termination, Eligible Employee B’s annual Base Compensation was $40,000.

Years of Service component - Eligible Employee B will be offered 50 days (i.e., 10 weeks) of severance pay for having completed twenty-five (25) Years of Service. Base Compensation component - Eligible Employee B will also be offered an additional 3.2 weeks of severance pay because Eligible Employee B had annual Base Compensation of $40,000. Thus, Eligible Employee B would be offered 13.2 weeks of severance pay.

4.	PROVISION OF BENEFITS

(a)	Method and Timing of Payment

Severance Pay will be paid as salary continuation (without interest) generally on what would have been the Company’s regularly scheduled paydays for the applicable period. Provided, however, that an Eligible Employee will not be entitled to Severance Pay unless and until: (1) the Release has become effective and irrevocable and: (2) the Eligible Employee has satisfied all other conditions for eligibility including, without limitation, those in Section 2(c) above. Payments will commence as soon as practical after the Release is effective and irrevocable. Any unpaid severance pay as of the date of death of an Eligible Employee will be paid to the Eligible Employee’s estate in a single lump sum. The Company shall withhold and make such other deductions from the Severance Pay as it determines is necessary or appropriate to satisfy any federal, state or other withholding requirements.

(b)	Source of Payment

All severance benefits under the Plan will be paid from the general assets of the Company, and no trust fund, escrow arrangement, or other segregated account will be established. Accordingly, employees entitled to receive severance benefits under the Plan will have no priorities over the claims of the Company’s general creditors.

5.	REHIRE

No provision of the Plan provides, or is intended to provide, any Eligible Employee or employee with any right to be rehired by the Company or to be hired by any Related Organization. However, if during the severance period, an Eligible Employee is rehired by the Company, or is hired by any Related Organization, no further benefits will be payable under this Plan after the date of hire or rehire.

6.	DURATION, AMENDMENT AND MODIFICATION OF PLAN

The Plan is effective only for Eligible Employees who are notified of termination from employment after the Plan’s effective date. Except as provided in Section 7(b), the Company reserves the right, in its sole and absolute discretion, to amend, modify or terminate the Plan at any time, with or without notice, prospectively or, to the extent permitted by law, retroactively, by written document approved by an officer of the Company. All benefits are subject to this reserved right of Plan amendment, modification, or termination; therefore, benefits being paid, or which may be paid, under this Plan may be reduced or terminated.

7.	PLAN ADMINISTRATION

(a)	Discretion and Finality

The Company hereby delegates the duties of the Plan Administrator to the Vice President of Human Resources. The Plan Administrator has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine all questions relating to eligibility for participation in, and for benefits under, the Plan, to determine the amount of benefits (if any) payable to an Eligible Employee, and to interpret ambiguous terms. The Plan Administrator may delegate any or all of its administrative duties to other Company personnel. Any such delegation will carry with it the full discretionary authority of the Plan Administrator to carry out the delegated duties. All determinations by the Plan Administrator will be final and conclusive upon all persons. The validity of any interpretation, construction, decision or finding of fact by the Plan Administrator shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary and capricious. Only the Plan Administrator, or the delegate of the Plan Administrator, is authorized to make administrative interpretations of the provisions of the Plan and will do so only in a writing that expressly references this Section of the Plan. No person is entitled to rely on any representation, whether oral or in writing, which anyone other than the Plan Administrator may make concerning the Plan and/or entitlement to benefits under the Plan.

(b)	Drafting Errors

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and exclusive judgment of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(c)	Fiduciary Disclosure Authority

No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or Related Organization that has not been officially announced, to make disclosures about such matter, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that his or her employment will or will not be terminated or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(d)	Scope

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

8.	COSTS AND INDEMNIFICATION

All costs of administering the Plan and providing Plan benefits will be paid by the Company. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of gross negligence or willful misconduct will not be covered under this indemnity.

9.	CLAIMS PROCEDURE

(a)	Claim Normally Not Required

Normally, an employee does not need to present a formal claim to receive benefits payable under the Plan.

(b)	Claim for Benefits

If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you are offered under the Plan, you must submit a signed, written claim to the Plan Administrator.

(c)	Denial of Claims

In the event that you submit a written claim for benefits that is denied, in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the claim, and of your right to a review of the denial. The written notice of denial will be set forth in a manner designed to be understood by you, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, why it is needed, and a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of you and your beneficiary’s rights to file a suit under Section 502(a) of ERISA following an adverse benefit determination on review. This written notice will be given to you within 90 days after the Plan Administrator receives the claim, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the claim. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the claim. You will be permitted to appeal the denial in accordance with the review procedure described below.

(d)	Request for Review

If your claim for benefits is denied, in whole or in part, you (or your authorized representative) may appeal such denial (or deemed denial) by submitting a request for a review to the Plan Administrator within 60 days after the claim is denied. The Plan Administrator will give you (or your authorized representative) an opportunity to review pertinent documents in preparing a request for a review. You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits. A document, record or other information will be considered “relevant” to making a claim if such document, record or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with administrative processes and safeguards. A request for a review shall be in writing. A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you feel are pertinent. The Plan Administrator may require you to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(e)	Decision on Review

The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to you within the initial 60-day period that describes the special circumstance that necessitates the extension and by what date the decision will be rendered. The Plan Administrator will give prompt, written notice of its decision to you. In the event that the Plan Administrator confirms the denial of the claim for benefits in whole or in part, the notice will outline, in an understandable manner, the specific reasons for the decision, the Plan provisions upon which the decision is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your benefits and a statement describing your right to file a suit under Section 502(a) of ERISA.. If written notice of the Plan Administrator's decision is not given to you within the time prescribed in this section, the claim will be deemed denied on review.

(f)	Exhaustion of Remedies

No legal action for benefits under the Plan may be brought until you have completed all of the following steps: (i) have submitted a written claim for benefits in accordance with the procedures described above, (ii) have been notified by the Plan Administrator that the claim is denied, (iii) have filed a written request for a review of the claim in accordance with the appeal procedure described above, and (iv) have been notified in writing that the Plan Administrator has denied the appeal. If your claim for benefits is ignored, in whole or in part, you may file suit in a state or Federal court.

10.	PLAN TERMS

The Plan supersedes any and all prior separation and severance arrangements, programs and plans which were previously offered by the Company to any groups or classes of employees covered by this Plan.

11.	TAXES

The Company will withhold taxes and all other applicable payroll deductions from any severance payments.

12.	NO RIGHT TO CONTINUED EMPLOYMENT

No provision of the Plan provides, or is intended to provide, any employee with any right to continued employment with the Company or any Related Organization, or otherwise affects the right of the Company or any Related Organization to terminate the employment of any individual at any time for any reason, with or without cause or notice.

13.	GOVERNING LAW

The Plan is a welfare plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the Commonwealth of Pennsylvania (excluding its choice of law rules or provisions) shall apply.

14.	MISCELLANEOUS

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

15.	ADDITIONAL PLAN INFORMATION

•	Name of Plan: Tasty Baking Company Severance Pay Plan

•	Plan Administrator and Plan Sponsor:

Tasty Baking Company
2801 Hunting Park Avenue
Philadelphia, PA 19129-1392
(215) 221-8500

•	Employer ID No.: 23-1145880

•	Plan No.: 507.

•
Plan Year: For purposes of maintaining the Plan’s records, the Plan year commences on January 1 and ends the following December 31. However, the first Plan year shall commence on February 26, 2007 and end on December 31, 2007.

•	Type of Plan: The Plan is a severance pay plan/employee welfare benefit plan. The Plan is not a pension benefit plan.

•	Direct Inquiries to: Vice President of Human Resources and Severance Plan Administrator
Tasty Baking Company
2801 Hunting Park Avenue
Philadelphia, PA 19129-1392

•	Agent for Service of Legal Process: Vice President of Human Resources and Severance Plan Administrator at the above address.

•	Plan Costs: The cost of the Plan is paid by Tasty Baking Company.

•	This Plan and Summary Plan Description became effective on February 26, 2007.

16.	YOUR ERISA RIGHTS

As a participant in the Tasty Baking Company Severance Pay Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”).

Receive Information About the Plan and Benefits

ERISA provides that as a Plan participant, you shall be entitled to:

Examine, without charge, at the Plan Administrator’s office, and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, on written request to the Plan Administrator, copies of documents governing the operation of the plan, copies of the latest annual report (Form 5500 series), and an updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties on the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, please do not hesitate to contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

17.	EXECUTION

To record the adoption of the Plan as set forth herein, effective as of February 26, 2007, Tasty Baking Company has caused its duly authorized officer to execute the same this 14 day of March, 2007.

TASTY BAKING COMPANY

By:
Printed Name: Charles P. Pizzi
Title: President and CEO